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                                   COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                           EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                               (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended August 31, 1995 and 1994 and for the five fiscal years ended February 28, 1995 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                  Six Months Ended
                                     August 31,             For Fiscal Years Ended February 28(29),
                               -------------------   ----------------------------------------------------
                                 1995       1994       1995       1994      1993       1992       1991
                               --------   --------   --------   --------   --------   --------   --------
Net earnings ...............   $ 85,128   $ 52,839   $ 88,407   $179,460   $140,073   $ 60,196   $ 22,311
Income tax expense .........     56,752     35,225     58,938    119,640     93,382     40,131     14,874
Interest charges ...........    178,260    118,022    267,685    275,906    148,765     81,959     73,428
Interest portion of rental
  expense ..................      3,342      3,843      7,379      6,372      4,350      2,814      2,307
                               --------   --------   --------   --------   --------   --------   --------

Earnings available to cover
  fixed charges ............   $323,482   $209,929   $422,409   $581,378   $386,570   $185,100   $112,920
                               ========   ========   ========   ========   ========   ========   ========

Fixed charges
  Interest charges .........   $178,260   $118,022   $267,685   $275,906   $148,765   $ 81,959   $ 73,428
  Interest portion of rental
    expense ................      3,342      3,843      7,379      6,372      4,350      2,814      2,307
                               --------   --------   --------   --------   --------   --------   --------

      Total fixed charges ..   $181,602   $121,865   $275,064   $282,278   $153,115   $ 84,773   $ 75,735
                               ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed
  charges ..................       1.78       1.72       1.54       2.06       2.52       2.18       1.49
                               ========   ========   ========   ========   ========   ========   ========

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